Exhibit 10.2

AMENDMENT NO. 1

TO THE

IDENTIPHI, INC.

2007 EQUITY INCENTIVE PLAN

Pursuant to Section 13 of the IdentiPHI, Inc. 2007 Equity Incentive Plan (the “Plan”), the Committee has been delegated the right to amend the Plan.

NOW THEREFORE, effective May 12, 2008, the Plan shall be amended as follows:

1.	Section 2.1(b) shall be deleted in its entirety and the following inserted in its place:

“(b) “Award” means any Option, Restricted Stock Purchase Right, Restricted Stock Bonus and Restricted Stock Unit, granted under the Plan.”

2.	Section 2.1(c) shall be deleted in its entirety and the following inserted in its place:

“(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” a “Restricted Stock Purchase Agreement,” a “Restricted Stock Bonus Agreement” or a “Restricted Stock Unit Agreement.”

3.	A new Section 2.1(aa) shall be added to Section 2.1 of the Plan and the existing Sections 2.1(aa) through 2.1(ii) shall be renumbered 2.1(bb) through 2.1(jj) and the new Section 2.1(aa) shall provide as follows:

“(aa) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 7A to receive a share of Stock on a date determined in accordance with the provisions of such Section and the Participant’s Annual Agreement.”

4.	Existing Section 2.1(ii) (renumbered 2.1(jj)) pursuant to the above amendment shall be deleted in its entirety and the following inserted in its place:

“(jj) “Vesting Conditions” mean those conditions established in accordance with Section 7A.3 or Section 7.4 prior to the satisfaction of which shares subject to a Restricted Stock Award remain subject to forfeiture or a repurchase option in favor of the Company.”

5.	A new Section 7A shall be added to the Plan to provide as follows:

“7A. RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7A1. Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more performance goals established by the Committee.

7A2. Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

7A3. Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, or performance goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Company’s insider trading policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the insider trading policy or (b) the later of (i) last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred. In addition, the Committee may determine that the settlement of any Restricted Stock Unit shall be deferred until the date determined pursuant to the preceding sentence.

7A4. Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the

Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such dividend equivalent rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2 appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

7A5. Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

7A6. Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 7A.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

7A7. Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.”

6.	Section 9.3 shall be deleted in its entirety and the following inserted in its place:

“Effect of Change in Control on Restricted Stock Awards and Restricted Stock Unit Awards. The Committee may, in its discretion, provide in any Restricted Stock Award Agreement or Restricted Stock Unit Agreement that, in the event of a Change in Control, the lapsing of the Vesting Conditions applicable to the shares subject to the Award held by a Participant whose Service has not terminated prior to such date shall be accelerated effective as of the date of the Change in Control to such extent as specified in such Award Agreement. Any acceleration of the lapsing of Vesting Conditions that was permissible solely by reason of this Section 9.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

7.	Except as amended hereby, the Plan, as it has been previously amended, is hereby ratified and approved.

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